Exhibit 99.1

PhotoMedex Reports Third Quarter 2013 Financial Results

Conference Call Begins Today at 11:00 a.m. Eastern Time

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--November 6, 2013--PhotoMedex, Inc. (NASDAQ:PHMD) today reported financial results for the three and nine months ended September 30, 2013.

Revenues for the third quarter of 2013 were $45.9 million, a decrease of 19.0% compared with revenues for the third quarter of 2012 of $56.7 million. The decline in revenues was primarily due to no consumer sales to the Company’s distributor in Japan in the third quarter of 2013 as this distributor implemented a change to its business model that affected most of the manufacturers it represents to retail channels, and determined to reduce inventory levels to mitigate investment risk during this transition. According to third-party data, no!no! product sales in Japan at the retail level during the third quarter of 2013 were comparable to the third quarter of 2012. Also contributing to the decline in revenues was the scheduling of a Home Shopping Network 24-hour event in the fourth quarter of 2013 that occurred in the third quarter of 2012. Had the revenue contributions from these two events remained at the second quarter levels, the third quarter revenues would have been approximately $13 million higher.

Management expects revenues for the fourth quarter of 2013 to be more than $55 million without any expected contribution from Japan.

Net income for the third quarter of 2013 was $0.9 million or $0.04 per diluted per share, which included $1.2 million in stock-based compensation expense and $1.6 million in depreciation and amortization expense. This compares with net income for the third quarter of 2012 of $7.5 million or $0.35 per diluted share, which included $1.5 million in stock-based compensation expense and $1.4 million in depreciation and amortization expense.

Revenues for the nine months ended September 30, 2013 were $161.2 million, a decrease of 2.8% compared with revenues for the nine months ended September 30, 2012 of $165.9 million.

Net income for the nine months ended September 30, 2013 was $15.2 million or $0.74 per diluted per share, which included $3.8 million in stock-based compensation expense and $4.5 million in depreciation and amortization expense. This compares with net income for the nine months ended September 30, 2012 of $16.6 million or $0.83 per diluted share, which included $4.8 million in stock-based compensation expense and $4.2 million in depreciation and amortization expense.

As of September 30, 2013 the Company had cash and cash equivalents of $49.0 million or $2.39 per diluted share, compared with $62.3 million as of December 31, 2012. During the third quarter of 2013 the Company repurchased 846,924 shares of its common stock under its Share Repurchase program at an average price of $16.05 per share, for a total of $13.6 million. Since the beginning of the year, the Company has repurchased 1,171,682 shares of its common stock for a total of $19.0 million, and has $25.2 million remaining available to repurchase shares under the $55 million board authorized program.

Dr. Dolev Rafaeli, PhotoMedex CEO, commented, “While a change in business model at our distributor in Japan impacted orders for the no!no! during the quarter, we are pleased that product demand from Japanese consumers held steady. In addition, a major beauty event on HSN that occurred in last year’s third quarter will take place this year in the fourth quarter. At this event last year, we sold a record number of no!no! products and we are looking forward to a similarly strong reception in December when we will offer the no!no! Pro, which has a higher average selling price.

“During the quarter we acquired a Brazilian distributor and subsequently launched the no!no! brand and recorded our first sales. Retail advertising in Brazil began last week, and we are excited to begin ramping up this next major phase of our growth strategy,” Dr. Rafaeli continued. “We continued to make progress in Germany with our no!no! brand and are on track to meet our expectations for 2014. Sales to Bed Bath & Beyond in the U.S. were as expected and in the coming months they will be upgrading from the no!no! Plus to the higher-priced 8800. Neova® consumer revenues were up more than five-fold over the prior year as testament to the success of our marketing platform.”

Dr. Rafaeli added, “XTRAC® was a particularly bright spot during the quarter, with treatment revenues up more than 90% over the prior year. We have been running advertising spots on national cable TV with heavier concentration in certain major metropolitan areas, and are seeing conversion rates of appointments scheduled through our call center running as high as 87%. We expect record revenues for XTRAC in the fourth quarter to exceed $5.0 million.”

A reconciliation of non-GAAP financial measures to GAAP financial measures, and a presentation of the most directly comparable GAAP financial measures are included below.

Non-GAAP Measures

To supplement PhotoMedex’s consolidated financial statements presented in accordance with GAAP, PhotoMedex provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income and non-GAAP adjusted income per share.

PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(ooo's) except per share amounts	2013	2012	2013	2012

Net Income as reported	$886	$7,525	$15,192	$16,595

Adjustments:
Depreciation and amortization expense	1,551	1,405	4,510	4,176
Interest expense, net	1	(6)	10	401
Income tax expense (benefit)	(1,336)	2,500	3072	3,606

EBITDA	$1,102	$11,424	$22,784	$24,778

Stock-based compensation expense	1,211	1,529	3,795	4,817

Non-GAAP adjusted income	$2,313	$12,953	$26,579	$29,595
Common shares outstanding at
September 30, 2013	20,441	20,441	20,441	21,477

Non-GAAP adjusted income per share	$0.11	$0.63	$1.30	$1.38

Conference Call

PhotoMedex will hold a conference call to discuss the Company’s third quarter 2013 results and answer questions today, November 6, 2013 beginning at 11:00 a.m. Eastern time.

To participate in the conference call, dial toll-free 888-452-4023 or International/toll 719-457-2664 (and confirmation code # 5129582). For the convenience of our participants in Israel, a local/toll-free number (1-80-924-5906) has been set up (the confirmation code remains the same # 5129582). If you are unable to participate, a digital replay of the call will be available from Wednesday, November 6, from 2:00 p.m. ET to Wednesday, November 20, 2013 at 2:00 p.m. ET, by dialing toll-free 888-203-1112 or International/toll 719-457-0820 (participants in Israel may dial 1-80-924-6038) and using confirmation code # 5129582.

The live broadcast of PhotoMedex, Inc.'s quarterly conference call will be available in the Investor Relations section of www.photomedex.com, and at www.streetevents.com. The online replay will be available shortly after the conclusion of the call.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The Company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Some portions of the conference call, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to successfully integrating the products and employees of the Company and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this conference call speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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-- Financial Statements follow --

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(ooo's) except per share amounts	2013	2012	2013	2012

Revenues	$45,893	$56,681	$161,174	$165,860

Cost of revenues	9,066	11,281	32,322	34,870
Gross profit	36,827	45,400	128,852	130,990

Operating expenses:
Selling and marketing	30,973	28,285	90,767	85,188
General and administrative	5,972	6,231	17,899	22,593
Research and development and engineering	805	628	2,392	2,146
	37,750	35,144	111,058	109,927
Operating income (loss)	(923)	10,256	17,794	21,063
Interest and other financing income (expense), net	473	(231)	470	(862)

Income (loss) before taxes expense	(450)	10,025	18,264	20,201

Income tax expense (benefit)	(1,336)	2,500	3,072	3,606

Net income [1]	$886	$7,525	$15,192	$16,595

Net income per share:
Basic	$0.04	$0.35	$0.74	$0.83
Diluted	$0.04	$0.35	$0.72	$0.81

Shares used in computing net income per share:
Basic	19,983	21,206	20,518	20,001
Diluted	20,441	21,753	20,977	20,549

[1] Includes: depreciation and amortization	1,551	1,405	4,510	4,176
Share-based compensation expense	1,211	1,529	3,795	4,817

PHOTOMEDEX, INC.
CONSOLIDATED STATEMENTS OF REVENUES
(UNAUDITED)

	For the Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Consumer:
Direct	$29,351	$30,320	$30,001
Distributors	1,232	8,435	9,388
Retailer and home shopping channels	6,327	9,918	10,249
sub-total	36,910	48,673	49,638

Physician Recurring
XTRAC treatments	4,200	4,024	2,173
Skin care	1,882	2,142	1,907
Other	1,277	1,210	1,041
sub-total	7,359	7,376	5,121

Professional	1,624	2,016	1,922

Total Revenues	$45,893	$58,065	$56,681

PHOTOMEDEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2013	December 31, 2012
Assets
Cash, cash equivalents, and short-term investments	$48,951	$62,348
Accounts receivable, net	21,510	19,064
Inventories	27,633	22,467
Other current assets	31,759	32,294
Property and equipment, net	10,001	6,759
Other non-current assets	64,937	68,958
Total Assets	$204,791	$211,890

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$27,510	$34,618
Other current liabilities	6,304	5,259
Bank and lease notes payable	154	619
Other liabilities	3,376	4,067
Stockholders' equity	167,447	167,327
Total Liabilities and Stockholders' Equity	$204,791	$211,890

PHOTOMEDEX, INC. CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,192	$16,595

Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	4,510	4,176
Provision for doubtful accounts	3,428	3,404
Deferred income taxes	3,438	(332)
Stock-based compensation	3,795	4,817
Changes in assets and liabilities:
(Increase) decrease in--
Current Assets	(11,897)	(23,647)
Current liabilities	(7,062)	6,018
Net cash provided by operating activities	11,404	11,031

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds (investment) in short-term deposits	(481)	(18,000)
Lasers placed in service	(4,430)	(2,129)
Purchases of PP&E, net	(710)	(277)
Other	(104)	(34)
Net cash used in investing activities	(5,725)	(20,440)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options/issuance of securities	(18,959)	32,458
Repayments of debt	(652)	(2,457)
Net cash (used in) provided by financing activities	(19,611)	30,001
EFFECT OF EXCHANGE RATE CHANGES ON CASH	54	(334)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,878)	20,258
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	44,348	16,549

CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,470	$36,807

Supplemental information:	$6,582	$11,190
Cash paid for income taxes	$13	$77
Cash paid for interest

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com